Exhibit 10.5

FORM OF RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT

THIS RESTRICTIVE COVENANT AND CONFIDENTIALITY AGREEMENT (this “Agreement”) is made as of August 7, 2026, by and among Noviant Inc., a New York corporation (the “Company”), Aether Compute LLC, a Delaware limited liability company (“Buyer”), Aether Holdings, Inc., a Delaware corporation (“Parent”), and [____________] (“Seller”). The Company, Buyer, Parent and Seller are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A.	Buyer, Parent, the Company and the selling shareholders of the Company have entered into that certain Stock Purchase Agreement, effective as of August 5, 2026 (as amended, supplemented or otherwise modified from time to time, the “SPA”), pursuant to which Buyer will purchase from the selling shareholders equity interests representing sixty percent (60%) of the fully diluted equity interests of the Company immediately after the Closing, and Parent will provide the consideration for Buyer, including the issuance of restricted shares of Parent common stock.

B.	Seller is receiving substantial consideration under the SPA for the sale of Company equity, including consideration attributable to Seller’s sale of goodwill, customer relationships, confidential information, going-concern value and other intangible value associated with the Company and the Business.

C.	Seller is not expected to be employed by the Company after the Closing. The Parties intend this Agreement to be a sale-of-business and sale-of-goodwill restrictive covenant agreement, and not an ordinary employment non-compete agreement or compensation arrangement.

D.	The execution and delivery of this Agreement by Seller is a material inducement to Buyer and Parent to enter into the SPA, issue the Transaction Shares, pay the cash consideration, complete the acquisition of the Purchased Shares and permit Seller to receive the benefits contemplated by the SPA.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants set forth herein, the consideration payable under the SPA, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

Definitions.

Capitalized terms used but not defined in this Agreement have the meanings given to them in the SPA. For purposes of this Agreement:

“Acquired Goodwill” means the goodwill, going-concern value, customer relationships, vendor and supplier relationships, trade names, reputation, know-how, confidential information, commercial opportunities, certifications, public-sector relationships and other intangible value of the Company and the Business being transferred or preserved for Buyer and Parent in connection with the Transaction.

“Affiliate” has the meaning set forth in the SPA.

“Business” means the business conducted, proposed to be conducted or actively planned by the Company as of or before the Closing, including IT consulting, managed IT services, managed security services, cybersecurity services, virtual CISO services, endpoint protection, patch management, help desk and support services, data center and data infrastructure services, cloud solutions, data analytics, software and application development, AI-related development and consulting, data management and governance, application migration, value-added resale and distribution of enterprise hardware, software, support, maintenance and subscriptions, technical staff augmentation, public-sector/SLED procurement support, RFP and deal-registration support, remote wellness monitoring and wearable-related technology solutions, and related products, services and operations.

“Company Confidential Information” means all non-public information concerning the Company, Buyer, Parent, the Business, the Transaction or any Protected Party, whether in oral, written, electronic, visual or other form, including financial information, projections, budgets, customer and prospect information, vendor and supplier information, pricing, margins, gross-margin and commission information, revenue recognition materials, sales tax and accounting materials, certifications, audit materials, business plans, pipeline, proposals, bids, RFPs, quote history, product and service information, software, code, scripts, automation tools, data, databases, AI models, algorithms, technical materials, cybersecurity information, security controls, credentials, trade secrets, know-how, intellectual property, employee and contractor information, and information received from or concerning customers, vendors, lenders, auditors, advisors or other third parties.

“Protected Parties” means the Company, Buyer, Parent, each of their respective Affiliates, and their respective successors and assigns.

“Restricted Business” means any business, product, service, activity or line of business that competes with, is substantially similar to, or is intended to replace or divert business from, the Business.

“Restricted Customer” means any customer, client, account, prospect, governmental agency, public-sector account, channel opportunity, end user or other Person: (a) to whom the Company sold or provided products or services during the thirty-six (36) months before the Closing; (b) to whom the Company submitted a quote, proposal, bid, RFP response, statement of work or similar commercial proposal during the thirty-six (36) months before the Closing; (c) with whom the Company had active sales, renewal, support, managed-service, implementation, warranty, deployment, revenue-share, public-sector or business-development discussions during the thirty-six (36) months before the Closing; or (d) about whom Seller obtained Company Confidential Information.

“Restricted Territory” means New York, New Jersey and Connecticut, and each other jurisdiction, territory or market in which the Company conducted business, generated revenue, performed services, sold products, submitted bids or proposals, maintained active prospects, pursued public-sector or SLED opportunities, or had customer, vendor or supplier relationships during the thirty-six (36) months before the Closing.

“Restricted Vendor” means any vendor, supplier, manufacturer, OEM, distributor, channel partner, reseller, subcontractor, lender, certifying authority, public-sector partner, sales representative, consultant or other commercial counterparty with whom the Company had a business relationship or active commercial discussions during the thirty-six (36) months before the Closing.

“Transaction Shares” has the meaning set forth in the SPA.

1. Acknowledgment of Sale-of-Business Consideration.

Seller acknowledges and agrees that: (a) Seller is a selling shareholder of the Company; (b) Seller is receiving substantial consideration under the SPA; (c) such consideration includes consideration for the transfer and preservation of Acquired Goodwill; (d) the covenants in this Agreement are a material part of the bargain reflected in the SPA; (e) Buyer and Parent would not enter into the SPA or consummate the Transaction without Seller’s execution and performance of this Agreement; and (f) the covenants set forth herein are reasonable and necessary to protect the value of the Business and Acquired Goodwill being acquired by Buyer.

Seller further acknowledges that Seller has been advised to consult independent legal counsel, has had a reasonable opportunity to do so, and is entering into this Agreement voluntarily and with full understanding of its terms.

2. Seller-Specific Transaction Acknowledgment.

Seller acknowledges the share ownership, share transfer and consideration allocation set forth on Schedule 1 attached hereto.

Seller is selling all of Seller’s shares of Company common stock at the Closing and acknowledges that, immediately following the Closing, Seller will retain no shares, options, warrants, profit participation rights, voting rights, economic rights, governance rights or other equity or equity-linked interests in the Company, except for Seller’s rights to receive the consideration expressly provided under the SPA and the Transaction Shares subject to the applicable lock-up, leak-out, escrow, holdback, securities-law and transfer restrictions.

3. Non-Competition.

For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, whether as an owner, investor, partner, member, shareholder, director, officer, manager, employee, consultant, advisor, independent contractor, agent, lender, financier, joint venturer, representative or otherwise, own, manage, operate, control, finance, be employed by, consult for, advise, provide services to, participate in, assist or have any financial or other interest in any Restricted Business in the Restricted Territory.

The foregoing restriction applies only to the Restricted Business and does not prohibit Seller from: (a) owning not more than two percent (2%) of the outstanding securities of a company whose securities are listed on a national securities exchange, so long as Seller does not participate in the management, operation or control of such company; (b) working for a business with multiple divisions or lines of business if Seller is not involved in the Restricted Business, does not perform services competitive with the Business, and does not use or disclose Company Confidential Information; or (c) engaging in any activity expressly approved in advance in writing by Buyer and Parent.

4. Customer Non-Solicitation; No Circumvention.

For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly, solicit, market to, sell to, provide services to, bid for, contract with, accept business from, divert, interfere with, or attempt to divert or interfere with, any Restricted Customer for or in connection with any Restricted Business.

Seller shall not use any Company Confidential Information, Acquired Goodwill, customer relationship, vendor relationship, pricing history, bid history, quote history, RFP information, deal registration, certification, procurement history, technical information or other Company-related information to obtain, pursue, support or assist any business from a Restricted Customer.

5. Employee, Contractor and Service Provider Non-Solicitation.

For a period of three (3) years after the Closing Date, Seller shall not, directly or indirectly, solicit, recruit, hire, engage, employ, retain, induce, encourage or assist any employee, consultant, contractor, sales representative, advisor or service provider of the Company, Buyer or Parent to leave, reduce or modify such Person’s relationship with the Company, Buyer or Parent.

This Section does not prohibit general solicitations not directed at any such Person, provided that Seller does not hire, engage or otherwise retain any such Person as a result of such solicitation during the restricted period without Buyer and Parent’s prior written consent.

6. Vendor, Supplier, Certification and Relationship Non-Interference.

For a period of five (5) years after the Closing Date, Seller shall not, directly or indirectly, interfere with, disrupt, impair, solicit away, divert, induce a change in terms of, or otherwise adversely affect any relationship or prospective relationship between any Protected Party and any Restricted Vendor or Restricted Customer.

Without limiting the foregoing, Seller shall not take any action intended or reasonably likely to impair any Company certification, designation, reseller authorization, vendor credit line, public-sector status, DBE/MBE/MWBE status, ISO certification, OEM authorization, channel partner relationship, deal registration, lender relationship or insurance relationship.

7. Confidentiality; Non-Use.

Seller shall hold all Company Confidential Information in strict confidence and shall not, directly or indirectly, disclose, publish, transmit, transfer, use or permit the use of any Company Confidential Information except as expressly authorized in writing by Buyer and Parent or as required by applicable law in accordance with this Agreement.

Seller shall use Company Confidential Information solely as necessary to comply with Seller’s obligations under the SPA and this Agreement and shall not use Company Confidential Information for Seller’s own benefit or for the benefit of any other Person. The obligations in this Section continue for so long as the applicable information remains non-public or qualifies as a trade secret or confidential information under applicable law.

8. Required Disclosures; Protected Activity.

If Seller is required by law, subpoena, court order or governmental process to disclose any Company Confidential Information, Seller shall, to the extent legally permitted, provide Buyer and Parent prompt written notice and reasonably cooperate with Buyer and Parent, at their expense, to seek confidential treatment, a protective order or other appropriate relief.

Nothing in this Agreement prohibits Seller from reporting possible violations of law to a governmental agency or regulator, participating in an investigation conducted by a governmental agency or regulator, or making disclosures protected under applicable whistleblower laws. Seller is not required to notify the Company, Buyer or Parent of any such protected disclosure.

9. Return of Property; Access; Credentials.

At or before the Closing, or immediately upon request by Buyer or Parent, Seller shall return, transfer or permanently delete, as directed by Buyer or Parent, all Company property and Company Confidential Information in Seller’s possession, custody or control, including documents, files, devices, keys, access cards, records, laptops, mobile devices, storage media, passwords, credentials, cloud accounts, source materials, customer materials, vendor materials and copies or extracts of any of the foregoing.

Seller shall not retain access to any Company system, email account, cloud account, repository, customer portal, vendor portal, bank account, payment system, CRM, accounting system, ticketing system, device, network or data environment, except as expressly authorized in writing by Buyer and Parent.

10. Intellectual Property; Confirmatory Assignments.

Seller hereby confirms that all right, title and interest that Seller may have or claim in any invention, work product, software, code, script, automation, design, document, proposal, template, trade secret, process, customer deliverable, data, database, domain, account, credential, mark, copyright, know-how or other intellectual property or intangible asset created for, used in, held for use in, or related to the Company or the Business has been assigned to and is owned by the Company, free and clear of all Encumbrances.

Seller shall execute and deliver any confirmatory assignment, transfer instrument, account transfer, credential transfer, domain transfer, data access authorization, customer notice, vendor notice or other document reasonably requested by Buyer, Parent or the Company to evidence, perfect, confirm or enforce the Company’s ownership or control of such rights.

11. No Disparagement; Communications.

Seller shall not make, publish or communicate any statement or communication that is false, misleading, defamatory, disparaging or reasonably likely to harm the reputation, business, customer relationships, vendor relationships, employees, officers, directors, products, services, public-company status, financing relationships or goodwill of any Protected Party.

Seller shall not make any public announcement, social media post, press statement, customer communication, vendor communication, employee communication or investor communication concerning the SPA, this Agreement, the Transaction, Buyer, Parent or the Company without Parent’s prior written consent, except as required by applicable law after reasonable advance notice to Parent or as protected under Section 8.

12. Transition Cooperation.

Following the Closing, Seller shall reasonably cooperate with Buyer, Parent and the Company in connection with transition matters, customer and vendor confirmations, corporate records, tax filings, audits, SEC reporting support, litigation, threatened claims, lender matters, certification matters, insurance matters, intellectual property matters and other matters relating to the Company or the Business before the Closing.

Seller shall provide such cooperation at reasonable times and on reasonable notice. Buyer or the Company shall reimburse Seller for reasonable documented out-of-pocket expenses approved in advance in writing, but Seller shall not be entitled to any additional compensation unless separately agreed in writing by Buyer or Parent.

13. Securities Law; No Trading.

Seller acknowledges that Seller may receive or possess material non-public information concerning Parent, Buyer, the Company or the Transaction. Seller shall not buy, sell, short, hedge, pledge, lend, trade or enter into any derivative or other transaction involving Parent securities while in possession of material non-public information or otherwise in violation of applicable securities laws, Parent’s insider trading policy, the SPA, the lock-up and leak-out agreement or any other Ancillary Agreement.

Seller shall comply with all transfer restrictions, restrictive legends, stop-transfer instructions, trading-window rules, pre-clearance requirements, leak-out restrictions, escrow restrictions and other securities-law obligations applicable to Seller’s Transaction Shares.

14. Remedies; Equitable Relief.

Seller acknowledges that a breach or threatened breach of this Agreement would cause irreparable harm for which monetary damages would not be an adequate remedy. The Protected Parties shall be entitled to temporary, preliminary and permanent injunctive relief, specific performance and other equitable relief to prevent or restrain any breach or threatened breach, without the necessity of proving actual damages or posting bond, in addition to all other rights and remedies available at law, in equity, under the SPA, under any Ancillary Agreement or otherwise.

The restricted periods set forth in this Agreement shall be tolled during any period in which Seller is in breach of the applicable covenant, so that Buyer and Parent receive the full benefit of the agreed restriction.

15. Indemnification; Setoff.

Seller shall indemnify, defend and hold harmless the Protected Parties from and against all losses, liabilities, damages, deficiencies, taxes, penalties, fines, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and enforcement, arising out of, resulting from or relating to Seller’s breach or threatened breach of this Agreement.

Buyer and Parent may recover amounts owed by Seller under this Agreement by setoff against any amount or shares otherwise payable, issuable or releasable to Seller under the SPA, the lock-up and leak-out agreement, the escrow or holdback agreement, or any other Ancillary Agreement, without limiting any other rights or remedies.

16. Reasonableness; Reformation; Severability.

Seller agrees that the scope, duration and geographic reach of the covenants in this Agreement are reasonable in light of Seller’s ownership of the Company, Seller’s sale of Company equity, the consideration payable to Seller, the sale of Acquired Goodwill, the nature of the Business, the customer and vendor relationships of the Company, and the public-company and strategic interests of Buyer and Parent.

If any covenant or portion of a covenant is held to be overbroad, invalid, illegal or unenforceable, the Parties intend that the court modify, reform, blue-pencil or enforce the covenant to the maximum extent permitted by applicable law so as to give effect to the Parties’ intent and protect the Acquired Goodwill and legitimate business interests of the Protected Parties. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision.

17. Governing Law; Forum.

This Agreement and all claims arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict-of-law rules that would result in the application of the laws of another jurisdiction. Seller irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York for any action arising out of or relating to this Agreement, except that Buyer, Parent or the Company may seek injunctive or equitable relief in any court of competent jurisdiction.

Nothing in this Agreement limits the forum-selection, governing-law, dispute-resolution, indemnity or enforcement provisions of the SPA or any other Ancillary Agreement with respect to claims arising under such documents.

18. Waiver of Jury Trial.

EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SPA, ANY ANCILLARY AGREEMENT OR THE TRANSACTION.

19. Successors; Assignment; Third-Party Beneficiaries.

This Agreement binds Seller and Seller’s heirs, executors, administrators, successors and permitted assigns and inures to the benefit of the Protected Parties and their respective successors and assigns. Seller may not assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer and Parent.

Buyer and Parent may assign this Agreement, in whole or in part, to any Affiliate, successor, acquirer, financing source, purchaser of all or any material portion of the Company, Parent, Buyer or the Business, or other Person succeeding to or acquiring any part of the Acquired Goodwill or Business. Each Protected Party is an express third-party beneficiary of this Agreement and may enforce this Agreement directly.

20. Entire Agreement; Amendment; Counterparts.

This Agreement, the SPA and the Ancillary Agreements constitute the entire agreement among the Parties concerning the subject matter hereof and supersede all prior discussions, negotiations and understandings concerning such subject matter. In the event of conflict between this Agreement and the SPA, the provision more protective of Buyer, Parent, the Company and the Acquired Goodwill shall control to the maximum extent permitted by law.

This Agreement may be amended only by a written instrument signed by Seller, Buyer, Parent and the Company. This Agreement may be executed in counterparts and by electronic signature, each of which is deemed an original and all of which together constitute one instrument.

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NOVIANT INC.		SELLER

By:
Name:	Kevin Wang	[Seller]
Title:	CEO

AETHER COMPUTE LLC		AETHER HOLDINGS, INC.

By:		By:
Name:	Nicolas Lin	Name:	Nicolas Lin
Title:	CEO	Title:	Chairman of the Board and CEO

SCHEDULE 1

Seller Information and Transaction Acknowledgment

SCHEDULE 2

Excluded Activities and Disclosures